PROSPECTUS

                          CENTENNIAL TECHNOLOGIES, INC.

                         230,008 Shares of Common Stock

         This Prospectus relates to 230,008 shares (the "Shares") of Common Stock, $.01 par value per share of Centennial Technologies, Inc., a Delaware corporation (the "Company"), which were issued in connection with the Company's purchase of an interest in Infos International, Inc. The Shares may be offered for resale from time to time by the selling stockholder (the "Selling Stockholder"). See "Selling Stockholder."

         The Company's Common Stock is currently traded on the New York Stock Exchange under the symbol "CTN" and prior to November 26, 1996, was traded on the American Stock Exchange under the same symbol. The shares of Common Stock to be offered for sale pursuant to this Prospectus may be offered for sale on the New York Stock Exchange or in privately negotiated transactions. On November 25, 1996, the last reported sale price of the Company's Common Stock was $69 1/2 per share on the American Stock Exchange.

         The Company will assume all of the costs and fees relating to the registration of the Shares except for any discounts, concessions or commissions payable to underwriters, dealers or agents incident to the offering and sale of the Shares, and any fees and disbursements of counsel to the Selling Stockholder.

                                -----------------

         THE SECURITIES OFFERED HEREBY INVOLVE CERTAIN RISKS TO THE PURCHASERS OF SUCH SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                                -----------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                -----------------

                The date of this Prospectus is November 26, 1996.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3 under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy or information statements and other information with the Commission. Such reports, proxy or information statements and other information, as well as the Registration Statement of which this Prospectus is a part and the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street,
Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, by mail at prescribed rates. The Common Stock is traded on the New York Stock Exchange, and the Company's reports, proxy or information statements and other information filed with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, 7th Floor, New York, New York 10005.

                                   THE COMPANY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the "Risk Factors" section, appearing elsewhere in this Prospectus. All information in this Prospectus has been adjusted to give retroactive effect to a 20 for 1 stock split effected January 24, 1994, a 3 for 2 stock split effected August 30, 1995 and a 2 for 1 stock split effected November 25, 1996. As used herein, the "Company" refers to Centennial Technologies, Inc. and its subsidiaries, unless the context otherwise requires.

         Centennial Technologies, Inc. (the "Company") designs, manufactures and markets an extensive line of PC cards. A PC card is a rugged, lightweight, credit card sized device inserted into a dedicated slot in a broad range of electronic equipment that contains microprocessors, such as portable computers, telecommunications equipment, manufacturing equipment and vehicle diagnostic systems. The Company sells its PC cards primarily to original equipment manufacturers ("OEMs") for industrial and commercial applications. The Company's PC cards provide increased storage capacity, communications capabilities and programmed software for specialized applications. These specialized applications include data acquisition and processing, navigation, and information encryption and security.

         The OEM market served by the Company has rigorous demands for quality products, technical service and support and rapid order turnaround. The Company provides its OEM customers with comprehensive PC card solutions, including in-house design, programming, engineering, manufacturing and private labeling. The Company believes its ability to provide a full range of services, rapid order turnaround and manufacturing flexibility to accommodate both large and small production runs provides a competitive advantage in servicing the OEM market. The Company manufactures PC cards for over 200 customers, including Bay Networks, Inc., Digital Equipment Corporation, Philips Electronics N.V., Sharp Electronics Corporation, Trimble Navigation, Inc. and Xerox Corporation.

         The Company also provides contract manufacturing services through its majority-owned subsidiary, Design Circuits, Inc. ("DCI"), which the Company acquired in July 1996. DCI manufactures printed circuit boards, cable modems and other computer peripheral products at its manufacturing facility in Southborough, Massachusetts.

         The principal executive offices of the Company are located at 37 Manning Road, Billerica, Massachusetts 01821. The Company's telephone number is
(508)  670-0646.

         An investment in the Company involves several risks, including those set forth in the "Risk Factors" section beginning on page 4.

                                  RISK FACTORS

         In addition to considering the other information set forth in this Prospectus, prospective investors should carefully consider the risks of investment presented below.

HISTORICAL PRODUCT CONCENTRATION

         PC cards constituted 98% and 86% of the Company's sales in fiscal 1996 and 1995, respectively. The market for PC cards continues to develop and no assurance can be given that computing and electronic equipment which utilize PC cards will not be modified to render the Company's PC cards obsolete or have the effect of reducing demand for the Company's PC cards. Decreased demand for the Company's PC cards as a result of technological change, competition or other factors could have a material adverse effect on the Company's business, financial position and results of operations.

EXPANSION INTO NEW MARKETS;  RECENT ACQUISITION

         In July 1996, the Company acquired a majority interest in DCI, a privately held contract manufacturer primarily of printed circuit boards and related products. For its fiscal years ended October 31, 1995 and 1994, DCI reported a net loss of approximately $1,400,000 and a net income of approximately $170,000, respectively, and a net loss of approximately $529,000 for the eight months ended June 30, 1996. No assurance can be given that DCI will operate profitably in future periods. If DCI continues to operate at a loss, or operates below the Company's and/or analysts' expectations, the Company's business, financial position and results from operations, as well as the market price of the Company's Common Stock, could be materially adversely affected. Contract manufacturing represents a new business for the Company. The Company may be subject to new competitive pressures and other risks related to this business. No assurance can be given that the Company will be successful in addressing these risks, or that this business will not take time and management resources away from the Company's other operations, which could have a material adverse effect on the Company's business, financial position and results of operations.

RAPID TECHNOLOGICAL CHANGE AND NEED FOR CONTINUED PRODUCT DEVELOPMENT

         The market for PC cards is characterized by rapid technological change, evolving industry standards and rapid product obsolescence. The Company's growth and future success will depend upon its ability, on a timely basis, to develop and introduce new products, to enhance existing products, to adapt products for various industrial applications and equipment platforms and to gain customer acceptance of these products, enhancements and adaptations. The Company, having more limited resources than many of its competitors, must restrict its development efforts at any given time to a relatively small number of development projects. No assurance can be given that the Company will select the correct projects for development resources or that the Company's development efforts will be successful. In addition, no assurance can be given that the
Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products, that new products and product enhancements will meet the requirements of the marketplace and achieve market acceptance, or that the Company's current or future products will conform to applicable industry standards. The inability of the Company to introduce, on a timely basis, new products or enhancements that contribute to profitable sales would have a material adverse effect on the Company's business, financial position and results of operations. In addition, the contract manufacturing market is characterized by rapid technological change. The Company's growth and future success in this market will, in addition to the factors described above, depend on its ability to anticipate and respond to technological changes in manufacturing processes on a cost-effective and timely basis, as to which no assurance can be given.

SHORTAGES OF RAW MATERIALS AND SINGLE SOURCE SUPPLIERS

         The Company has, from time to time, experienced shortages in the supply of computer memory chips and other electronic components used to manufacture PC cards. The Company expects such supply shortages may continue, particularly with respect to computer memory chips and other electronic components used in products targeted at high-growth market segments. Presently, certain memory chips important to the Company's products are subject to industry-wide allocation by suppliers.

         The Company purchases certain key components from sole or single source vendors for which alternative sources are not currently available. The Company does not maintain long-term supply agreements with any of its vendors. The inability to develop alternative sources for these single or sole source components or to obtain sufficient quantities of components could result in delays or reductions in product shipments which could materially and adversely affect the Company's business, financial position and results of operations. The Company relies on certain sole source suppliers to provide components used in certain Company products. No assurance can be given that such suppliers or one or more of the Company's other vendors will not reduce supplies to the Company. Even where alternative sources of supply are available, if a major vendor were to reduce supplies to the Company, the Company may be forced to spend a significant amount of time to qualify an additional vendor and obtain adequate supplies. The inability to obtain adequate supplies, on a timely basis, could have a material adverse effect on the Company's business, financial position and results of operations. In addition, shortages of electronic components may result in higher prices, which could have a material adverse effect on the Company's business, financial position and results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS; POSSIBLE VOLATILITY OF VALUE OF COMMON STOCK

         The Company's operations may be subject to quarterly fluctuations due to a number of factors, including the timing and delivery of significant orders for the Company's products, competitive pricing pressures, increases in raw material costs, higher costs associated with the expansion of operations, changes in customer and product mix, changes in the Company's distribution channels, production difficulties, quality of the Company's products, increased research and development expenses associated with new product introductions, write-downs or write-offs of investments in other companies, exchange rate fluctuations and market acceptance of new or enhanced versions of the Company's products, as well as other factors, some of which are beyond the Company's control. Any future operating results of the Company below the expectations of public market analysts and investors could materially adversely affect the market price of the Company's Common Stock. The market price of the Company's Common Stock could also be subject to wide fluctuations in response to a number of items, such as quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors, trading volume, general market trends and other factors.

COMPETITION

         The markets in which the Company competes are characterized by rapid technological change, evolving industry standards, rapid product obsolescence and intense competition. The Company competes with manufacturers of PC cards and related products, including SanDisk Corporation and Smart Modular Technologies, Inc., as well as with electronic component manufacturers who also manufacture PC cards, including Mitsubishi Electric Corporation, Intel Corporation, Epson of America, Inc., Fujitsu Microelectronics, Inc. Certain of these competitors also supply the Company with raw materials, including electronic components currently subject to industry-wide allocation. Such competitors may have the ability to manufacture PC cards at lower costs than the Company as a result of their higher levels of integration. In addition, many of the Company's competitors or potential competitors have greater financial, marketing and technological resources than the Company. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with similar or alternative products that may be less costly or provide additional features. The Company believes that its ability to compete successfully in its PC card business depends on a number of factors, including product quality and performance, order turnaround, the provision of competitive design capabilities, timely response to advances in technology, adequate manufacturing capacity, efficiency of production, timing of new product introductions by the Company, its customers and its competitors, the number and nature of the Company's competitors in a given market, price and general market and economic conditions. In addition, increased competitive pressure may lead to intensified price competition for both PC cards and contract manufacturing services, resulting in lower prices and gross margins, which could materially adversely affect the Company's business, financial position and results of operations. No assurance can be given that the Company will compete successfully in the future.

MAJOR CUSTOMERS; CONCENTRATION OF CREDIT RISK

         In fiscal 1996, two customers, whose individual sales exceed 10% of total sales, accounted for an aggregate of approximately 25% of the Company's sales. If either of these customers were to reduce significantly the amount of business they conduct with the Company, it could have a material, adverse effect on the Company's business, financial position and results of operations. At June 30, 1996, two customers of the Company accounted for approximately $4.7 million, or 38%, of the Company's accounts receivable balance. If any of the Company's major customers fail to pay the Company on a timely basis, it could have a material adverse effect on the Company's business, financial position and results of operations.

INTERNATIONAL SALES

         During fiscal 1996, 1995 and 1994, the Company derived approximately 12%, 23% and 22%, respectively, of its total sales from outside the United States. Although the Company's sales are denominated primarily in United States dollars, fluctuations in currency exchange rates could cause the Company's products to become less price competitive in a particular country, leading to a reduction in sales or profitability in that country. Manufacturing and sales of the Company's products may also be materially, adversely affected by factors such as unexpected changes in, or imposition of, regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse tax consequences, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. No assurance can be given that these factors will not have a material adverse effect on the Company's business, financial position and results of operations.

  FAILURE TO MAINTAIN QUALITY CONTROL STANDARDS AND DELIVER PRODUCTS ON A TIMELY BASIS

          Many of the Company's products and services must meet exacting OEM specifications. As a result, the Company must adopt and adhere to stringent quality control standards for its products and manufacturing processes. No assurance can be given that the quality of the Company's products and services will meet customer requirements in the future. If quality problems occur, the Company could experience increased costs, reschedulings or cancellations of orders and shipments, delays in collecting accounts receivable, increases in product returns and reductions in new purchase orders, any of which could have a material adverse effect on the Company's business, financial position and results of operations. The Company may have a portion of its production manufactured at other facilities, including DCI and Centennial Thailand. No assurance can be given that such facilities, or other manufacturers to whom the Company may subcontract a portion of its production, will produce products for the Company that meet the quality requirements of the Company's customers.

         The Company believes its ability to deliver products rapidly represents an important competitive advantage. No assurance can be given, however, that future delays or interruptions in production caused by problems with product quality, supply shortages, facilities expansion, equipment failure, the subcontracting of a portion of production, human error or other factors, some of which may be beyond the control of the Company, will not result in the failure to meet delivery schedules. Any such failure could harm the Company's reputation in the marketplace and have a material adverse effect on the Company's business, financial position and results of operations.

MANUFACTURING OPERATIONS

         The  Company  has  invested,  and  intends to  continue  to invest,  in
facilities   and  equipment  in  order  to  increase,   expand  and  update  its
manufacturing capabilities and equipment at its facilities in

Billerica, Massachusetts, and at its recently acquired contract manufacturing facility in Southborough, Massachusetts and the facility in Thailand that is expected to commence operations in January 1997. Changes in technology or sales growth beyond currently established manufacturing capabilities will require further investment. In particular, the future success of the Company's contract manufacturing operations will depend on the Company's ability to utilize its manufacturing capacity in an efficient manner, as to which no assurances can be given. The inability of the Company to generate additional sales necessary to utilize its contract manufacturing capacity in an efficient manner could have a material adverse effect on the Company's business, financial position and results of operations. In addition, no assurance can be given that Centennial Thailand will not experience significant expenses, costs and delays that could result in postponement in the commencement of its operations. As a new facility, Centennial Thailand may also be more prone to experience production and quality control difficulties, which could have a material adverse effect on the Company's business, financial position and results of operations.

         Substantially all of the Company's manufacturing operations for the production of PC cards are presently conducted at its main office and
manufacturing  facility  in  Billerica,   Massachusetts.  A  disruption  of  the
Company's PC card manufacturing operations for any reason, including interruptions in production, theft, government intervention or a natural disaster such as fire, earthquake, flood or other casualty could cause the Company to limit or cease its PC card manufacturing operations, which would have a material adverse effect on the Company's business, financial position and results of operations. Although the Company maintains business interruption insurance to cover natural disasters, no assurance can be given that such insurance would be sufficient to compensate the Company for damages resulting from a casualty, or that such insurance will continue to be available to the Company on commercially reasonable terms, if at all. Although no assurance can be given, the Company believes that DCI and Centennial Thailand may be able to manufacture certain of the Company's PC cards if market conditions warrant or there is a sustained interruption of its manufacturing operations at its Billerica, Massachusetts facility.

MANAGEMENT OF GROWTH

         The Company has experienced a period of rapid growth due primarily to strong demand for the Company's PC cards. The Company's ability to manage continued growth, including growth through the Company's acquisition of DCI and other possible acquisitions (as to which there can be no assurance), will require the continued improvement of operational, financial and management information systems and the effective management of employees, as to which no assurance can be given. If the Company's management is unable to manage growth effectively, the Company's business, financial position and results of operations would be materially adversely affected.

ACQUISITIONS AND INVESTMENTS

         From time to time, the Company considers acquisitions of companies and technologies, which may require the Company to secure additional financing and could result in dilution to the Company's existing stockholders. No assurance can be given that such financing will be available or, if available, will be on terms acceptable to the Company. The Company may also incur significant expenditures in connection with acquisitions that are not completed, which would result in the Company having to expense such costs in its then current financial period. In the event the Company incurs indebtedness in connection with an acquisition, the Company may be subject to various risks, including interest rate fluctuations and insufficient cash flow. In addition, the process of acquiring businesses or technologies frequently results in unforeseen expenses, difficulties, complications and delays, which could have a material adverse effect on the Company's business, financial position and results of operations.

         The Company has invested and intends to continue to invest in companies that have technologies or capabilities complementary to those of the Company. Because these companies are typically privately held, the Company may not have the ability to liquidate readily such investments. No assurance can be given that the companies in which the Company has invested or may invest in the future will develop successful products or technologies beneficial to the Company or that such investments will be economically justified. In addition, if companies in which the Company invests are not successful, the Company would have to write-off or write-down such investments, which could result in the Company recognizing a material expense in the period in which such adjustment occurs. In addition, the Company has guaranteed payment obligations totaling approximately $950,000 under two leases entered into by one of the companies in which the Company has invested. If the Company were required to pay either of the obligations under its guarantees, it could have a material adverse effect on the Company's business, financial position and results of operations.

PROTECTION OF PROPRIETARY INFORMATION

         The Company's products require technical know-how to engineer and manufacture. To the extent proprietary technology is involved, the Company relies on trade secrets that it seeks to protect, in part, through confidentiality agreements with certain employees, consultants and other parties. No assurance can be given that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to, or independently developed by, existing or potential competitors of the Company. The Company generally does not seek to protect its proprietary information through patents or registered trademarks, although it may seek to do so in the future. The Company may be involved from time to time in litigation to determine the enforceability, scope and validity of its rights. In addition, no assurance can be given that the Company's products will not infringe any patents of others.
Litigation could result in substantial cost to the Company and diversion of effort by the Company's management and technical personnel.

         The  Company  currently  licenses  certain   proprietary  and  patented
technology from third parties. No assurance can be given that any patented technology licensed by the Company will provide meaningful protection from competitors. Even if a competitor's products were to infringe on patents licensed by the Company, it would be costly for the Company to enforce its rights in an infringement action and would divert funds and management resources from the Company's operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends to a significant degree upon the continued contributions of members of its senior management and other key personnel. The loss of any of these people could have a material adverse effect on the Company's business and results of operations. Certain members of senior management have entered into employment and non-compete agreements with the Company.

POSSIBLE DILUTIVE EFFECT OF FUTURE SALES OF COMMON STOCK

         The sale, or availability for sale, of substantial amounts of shares of Common Stock in the public market subsequent to this offering pursuant to Rule 144 under the Securities Act, or otherwise, could materially adversely affect the market price of the Common Stock. On the date of this Prospectus, in addition to the 230,008 shares of Common Stock offered hereby, 15,792,510 shares will be freely tradeable. In addition, as of November 25, 1996, stock options to purchase a total of 1,999,200 shares of Common Stock were outstanding. The Company has registered or intends to register all of the shares underlying these options, along with 1,536,800 shares of Common Stock available for future issuance under the Company's stock option plans (after giving effect to an amendment to the Company's 1994 Stock Option Plan approved by the Company's stockholders on November 6, 1996). In addition, 1,311,382 of the outstanding shares of Common Stock of the Company are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may be sold over the New York Stock Exchange in accordance with Rule 144. The sale of such shares of Common Stock over the New York Stock Exchange or otherwise could have a material adverse effect on the market price of the Common Stock.

CONTROL BY MANAGEMENT; EFFECTS OF CERTAIN ANTI-TAKEOVER PROVISIONS

         The Company's Certificate of Incorporation authorizes the Board of Directors to issue up to 1,000,000 shares of preferred stock, $0.01 par value per share (the "Preferred Stock"). No shares of Preferred Stock are currently outstanding, and the Company has no present plans for the issuance thereof. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any such shares of Preferred Stock could adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, the ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company.

         In addition, the Company, as a Delaware corporation, is subject to the General Corporation Law of the State of Delaware, including Section 203 thereof. In general, the law restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless certain conditions are met. As a result of the application of Section 203 and certain provisions in the Company's Certificate of Incorporation, potential acquirors of the Company may find it more difficult or be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices.

                                 USE OF PROCEEDS

         The Company will not receive any part of the proceeds of any sale or transactions made by the Selling Stockholder.

                               SELLING STOCKHOLDER

         The following table sets forth, as of November 26, 1996, the number of shares beneficially owned prior to the Offering, the number of shares of Common Stock offered hereby, and the number of shares beneficially owned after the Offering (assuming sale of all shares of Common Stock being offered hereby) by the Selling Stockholder.

                                         Common
                                          Stock                    Common Stock
                                      Beneficially     Common      Beneficially
                                          Owned         Stock       Owned After
                                        Prior to        Being      Completion of
Selling Stockholder(1)                  Offering       Offered       Offering
----------------------                  ---------      --------      --------
Infos International, S.A.                230,008       230,008           0

Total                                    230,008       230,008           0
                                         =======       =======           =


----------------------------


(1) Infos International, S.A., the Selling Stockholder, was the sole stockholder of Infos International, Inc. On October 2, 1996, Infos International, S.A. sold a thirty-eight percent (38%) interest in Infos International, Inc. to the Company (the "Transaction"). The Selling Stockholder received shares of Common Stock of the Company as partial consideration in connection with the Transaction.


         The shares of Common Stock are being registered to permit public sales of the Shares from time to time by the Selling Stockholder. The Selling Stockholder was issued the Shares in connection with the Transaction. Such securities are being registered pursuant to the terms of the Statement of Registration Rights by and between the Company and Infos International, S.A., dated October 2, 1996, at the expense of the Company, exclusive of fees and expenses of the Selling

Stockholder's attorneys or other representatives and selling or brokerage commissions, if any, as the result of the sale of such securities.

         The Selling Stockholder is not restricted as to the price or prices at which it may sell the Shares. Sales of the Shares at less than the market price may depress the market price of the Company's Common Stock. It is anticipated that the sale of the Shares when made, will be made over the New York Stock Exchange, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the Shares over the New York Stock Exchange, or through private sales, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods. Thus, the sale of the Shares by the Selling Stockholder may occur over an extended period of time.


                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholder listed above. The Selling Stockholder will act independently of the Company in making decisions with respect to the timing, market, or otherwise at prices related to the then current market price or in negotiated transactions.

         The shares of Common Stock may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. The shares of Common Stock covered by this Prospectus may be sold by the Selling Stockholder in one or more transactions on the New York Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of Common Stock may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Thus, the period of distribution of such shares of Common Stock may occur over an extended period of time. The Company is paying all of the other expenses of registering the securities offered hereby under the Securities Act estimated to be $10,000.00 for filing, legal, and miscellaneous fees and expenses, and has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. In effecting sales, broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales. The Company will not receive any proceeds from any sales of the Shares by the Selling Stockholder.

         In offering the securities, the Selling Stockholder and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholder and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The Company has advised the Selling Stockholder that during such time as it may be engaged in a distribution of Shares it is required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that it may not engage in any stabilization activity, except as permitted under the Exchange Act, are required to furnish each broker-dealer through which Shares included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

         The  transfer  agent  for  the  Company's   Common  Stock  is  American
Securities  Transfer,  Inc.,  938 Quail Street,  Suite 101,  Lakewood,  Colorado
80215.

                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Proxy Statement for its 1996 Annual Meeting of Stockholders dated October 3, 1996; (2) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; (3) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; (4) the Company's Current Report on Form 8-K, dated July 24, 1996, as amended by Form 8-K/A Amendment No. 1, dated September 23, 1996; (5) the Company's Current Report on Form 8-K, dated October 17, 1996, as amended by Form 8-K/A Amendment No. 1, dated November 26, 1996; (6) the Company's Current Report on Form 8-K, dated November 20, 1996; (7) the Company's Registration Statement No. 33-74862-NY on Form SB-2 declared effective by the Commission on April 12, 1994 registering the Company's Common Stock under Section 12(g) of the Exchange Act; and (8) the Company's Registration Statement No. 333-1008 on Form S-3 declared effective by the Commission on March 19, 1996. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Chief Financial Officer of the Company, 37 Manning Road, Billerica, Massachusetts 01821, Telephone: (508) 670-0646.

                                 INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders to eliminate or limit personal liability of members of its Board of Directors for violations of a director's fiduciary duty of care. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which is deemed illegal or obtaining an improper personal benefit. The Company's Certificate of Incorporation includes the following language:

                  To the maximum extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware, a director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit.

         Delaware General Corporation Law, Section 145, permits a corporation organized under Delaware law to indemnify directors and officers with respect to any matter in which the director or officer acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company, and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. The Bylaws of the Company include the following provision:

                  Reference  is made to  Section  145  and  any  other  relevant provisions of the General Corporation Law of the State of Delaware. Particular reference is made to the class of persons, hereinafter called "Indemnitees," who may be indemnified by a Delaware corporation pursuant to the provisions of such Section 145, namely, any person, or the heirs, executors, or administrators of such person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee, or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Corporation shall, and is hereby obligated to, in addition to any obligation incurred pursuant to the Corporation's Certificate of Incorporation, indemnify the Indemnitees, and each of them, in each and every situation where the Corporation is obligated to make such indemnification pursuant to the aforesaid statutory provisions. The Corporation shall indemnify the Indemnitees, and each of them, in each and every situation where, under the aforesaid statutory provisions, the Corporation is not obligated, but is nevertheless permitted or empowered, to make such indemnification, it being understood that, before making such indemnification, with respect to any situation covered under this sentence, (i) the
         Corporation  shall  promptly  make or cause  to be made,  by any of the methods referred to in Subsection (d) of such Section 145, a determination as to whether each Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful, and (ii) that no such indemnification shall be made unless it is determined that such Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, in the case of any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

========================================     ===================================
    No dealer,  salesperson or any other
person has been  authorized  to give any
information     or    to    make     any
representations    other    than   those
contained   in   this    Prospectus   in             230,008 Shares
connection  with the offer  made by this
Prospectus.   If  given  or  made,  such
information or  representation  must not
be relied upon as having been authorized
by   the    Company   or   any   Selling
Stockholder.  This  Prospectus  does not
constitute   an   offer  to  sell  or  a     CENTENNIAL TECHNOLOGIES, INC.
solicitation  of an  offer  to  buy  any
securities  other than  shares of Common
Stock to which this Prospectus  relates,
or an offer in any jurisdiction in which
such  offer  or   solicitation   is  not
authorized,   or  in  which  the  person
making such offer or solicitation is not              Common Stock
qualified  to do so, or to any person to
whom it is  unlawful  to make such offer
or solicitation. Neither the delivery of
this  Prospectus  nor any  offer or sale
made   hereunder   shall,    under   any
circumstances,  create  any  implication               ----------
that  there  has been no  change  in the               PROSPECTUS
affairs  of the  Company  since the date
hereof or that the information contained               ----------
herein  is   correct   as  of  any  time
subsequent to the date hereof.

              -----------

            TABLE OF CONTENTS

                                   Page
Available Information................2
The Company .........................3
Risk Factors.........................4
Use of Proceeds ....................11
Selling Stockholder ................11              November 26, 1996
Plan of Distribution................12
Transfer Agent .....................13
Incorporation of Certain
Documents by Reference..............13
Indemnification.....................14

======================================    ======================================